CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-181315, 333-158623, 333-156618 and 333-149016) and on Form S-8 (Nos. 333-162216) of Sun Communities, Inc., of our report dated October 29, 2012 relating to our audit of the statement of revenue and certain expenses of the Palm Creek Golf & RV Resort, LLC for the year ended December 31, 2011 included in this Current Report on Form 8-K. Our report refers to the fact that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of the Palm Creek Golf & RV Resort LLC's revenue and expenses.

/S/ McGladrey LLP

Phoenix, Arizona
October 29, 2012